UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

October 14, 2011

WILSHIRE BANCORP, INC.

(Exact name of registrant as specified in its charter)

California	000-50923	20-0711133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilshire Boulevard, Los Angeles,
California 90010

(Address of principal executive offices) (Zip Code)

(213) 387-3200

(Registrant’s telephone number, including area
code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                      DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, announced on October 17, 2011 that it has received notices of non-disapproval from the Federal Deposit Insurance Corporation, the Federal Reserve Bank of San Francisco, and the California Department of Financial Institutions regarding the appointment of Jack Choi as the Company’s Executive Vice President and Chief Credit Officer.  His appointment was effective October 14, 2011.  Mr. Choi, 51, has been serving as a consultant to the Company’s Credit Administration department since September 14, 2011.  Mr. Choi will be paid an annual salary of $260,000 for his services as the Company’s Chief Credit Officer.  Peter Koh, 34, who has been serving as the Interim Chief Credit Officer of the Company, has returned to his former position as Deputy Chief Credit Officer upon the appointment of Mr. Choi.

Mr. Choi has more than 25 years of banking experience, primarily in the Korean-American community.  From 2005 to 2011, Mr. Choi was President and Chief Executive Officer of Commonwealth Business Bank, a Korean-American bank serving Southern California.  As CEO, Mr. Choi grew the Bank to more than $400 million in assets during its first six years of operation.  From 1993 to 2004, Mr. Choi served in several executive positions at Hanmi Bank, including Senior Vice President and Chief Credit Officer during his last five years at the bank.  In this capacity, Mr. Choi was responsible for approving new loan production, assessing the portfolio risk and reserve adequacy, training and developing lending staffs, and engaging in bank-wide strategic decisions.

ITEM 9.01                                        FINANCIAL STATEMENTS AND EXHIBITS

(c)           Exhibits

Exhibit 99.1                                   Press release, dated October 17, 2011, issued by Wilshire Bancorp, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSHIRE BANCORP, INC.

Date: October 19, 2011	By:	/s/ Alex Ko
Alex Ko, Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated October 17, 2011, issued by Wilshire Bancorp, Inc.